EXHIBIT 10.2
IRON MOUNTAIN INCORPORATED
Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan
Performance Unit Agreement
This Performance Unit Agreement and the associated grant award information (the “Customizing Information”), which Customizing Information is provided in written form or is available in electronic form from the recordkeeper for the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan, as amended and in effect from time to time (the “Plan”), is made as of the date shown as the “Grant Date” in the Customizing Information (the “Grant Date”) by and between Iron Mountain Incorporated, a Delaware corporation (the “Company”), and the individual identified in the Customizing Information (the “Recipient”). This instrument and the Customizing Information are collectively referred to as the “Performance Unit Agreement.”
WITNESSETH THAT:
WHEREAS, the Company has instituted the Plan; and
WHEREAS, the Compensation Committee (the “Committee”) has authorized the grant of performance units with respect to the Company’s Common Stock (“Stock”) upon the terms and conditions set forth below and pursuant to the Plan, a copy of which is incorporated herein; and
WHEREAS, the Recipient acknowledges that he or she has carefully read this Performance Unit Agreement and agrees, as provided in Section 18(a) below, that the terms and conditions of the Performance Unit Agreement reflect the entire understanding between himself or herself and the Company regarding this performance unit award (and the Recipient has not relied upon any statement or promise other than the terms and conditions of the Performance Unit Agreement with respect to this performance unit award);
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Recipient agree as follows.
1. Grant. Subject to the terms of the Plan and this Performance Unit Agreement, the Company hereby conditionally grants to the Recipient that number of performance units equal to the corresponding number of shares of the Company’s Stock (the “Underlying Shares”) shown in the Customizing Information under “Performance Units Granted.”
The grant described in the preceding paragraph is contingent upon the satisfaction of the “Performance Measure(s)” over the “Performance Period,” each as shown in the Customizing Information. The Committee shall determine whether such Performance Criteria have been satisfied.
2.    Adjustment to Award. The number of Performance Units Granted may be increased or decreased, including to zero, based on the criteria set forth in the Customizing Information. Whether any adjustment is made shall be determined in the sole discretion of the Committee and the “Adjusted Performance Units Granted” (“PUs”) in the Customizing Information shall be updated to reflect any such adjustment.

3.    Vesting.
(a)    In General. If the Recipient remains in an employment, contractual or other service relationship with the Company (“Relationship”) as of the “Vesting Date” specified in the Customizing Information, and the Recipient as of such date is not in violation of any confidentiality, inventions and/or non-competition agreement with the Company, the PUs shall vest on such date. For the avoidance of doubt, except as otherwise provided pursuant to the terms of the Plan and Section 3(b), if the Recipient’s Relationship with the Company is terminated by the Company or by the Recipient for any reason, whether voluntarily or involuntarily, no PUs granted pursuant to this Performance Unit Agreement shall vest under any circumstances on and after the date of such termination.
(b)    Retirement Provision. Notwithstanding Section 3(a), if the Recipient terminates employment on or after attaining age fifty-five (55) and completing ten (10) Years of Credited Service, the Recipient shall become vested in his or her PUs in accordance with the following schedule:
Date Relationship Terminates    Vesting Percentage
On or after first (1st) anniversary of Grant Date    33.3%
On or after second (2nd) anniversary of Grant Date    66.6%
On or after third (3rd) anniversary of Grant Date    100%
In the event a Recipient becomes partially or fully vested under this Section 3(b), in no event shall any PUs vested as a result of this Section 3(b) be delivered until the Vesting Date, nor shall any PUs vested as a result of this Section 3(b) be delivered if the Recipient as of the date of delivery is in violation of any confidentiality, inventions and/or non-competition agreement with the Company. For purposes of this Section 3(b), a Recipient shall be treated as having terminated from employment if he satisfies the definition of Termination of Employment under the Iron Mountain Incorporated Executive Deferred Compensation Plan, and Years of Credited Service shall be calculated on the same basis as “Years of Credited Service” under The Iron Mountain Companies 401(k) Plan or any successor thereto.
(c)    Committee Discretion. In the event the Relationship is terminated for any reason and except as otherwise provided in Section 3(b), (i) the Recipient’s right to vest in any PUs will, except as provided in Section 9(c) of the Plan, terminate as of the date of the termination of the Relationship (and will not be extended by any notice period mandated under local law) and (ii) the Committee shall have the exclusive discretion to determine when the Relationship has terminated for purposes of this PU (including when the Recipient is no longer considered to be providing active service while on a leave of absence).
(d)    Special Definition of Company. For purposes of this Section 3, the term “Company” refers to the Company as defined in the last sentence of Section 1 of the Plan.
4.    Dividend Equivalents. A Recipient shall be credited with dividend equivalents equal to the dividends the Recipient would have received if the Recipient had been the actual record owner of the Underlying Shares on each dividend record date on or after the Grant Date and through the date the Recipient receives a settlement pursuant to Section 5 below (the “Dividend Equivalent”). If a dividend on the Stock is payable wholly or partially in Stock, the

Dividend Equivalent representing that portion shall be in the form of additional PUs, credited on a one-for-one basis. If a dividend on the Stock is payable wholly or partially in cash, the Dividend Equivalent representing that portion shall also be in the form of cash and a Recipient shall be treated as being credited with any cash dividends, without earnings, until settlement pursuant to Section 5 below. If a dividend on Stock is payable wholly or partially in other than cash or Stock, the Committee may, in its discretion, provide for such Dividend Equivalents with respect to that portion as it deems appropriate under the circumstances. Dividend Equivalents shall be subject to the same terms and conditions as the PUs originally awarded pursuant to this Performance Unit Agreement, and they shall vest (or, if applicable, be forfeited) as if they had been granted at the same time as the original PU. Dividend Equivalents representing the cash portion of a dividend on Stock shall be settled in cash.
5.    Delivery of Underlying Shares or Cash Settlement. With respect to any PUs that become vested pursuant to Section 3, the Company shall issue and deliver to the Recipient (a) the number of Underlying Shares equal to the number of vested PUs or an amount of cash equal to the Fair Market Value, as defined in the Plan, of such Underlying Shares as of the Vesting Date and (b) the amount (and in the form) due with respect to the Dividend Equivalents applicable to such Underlying Shares. Delivery shall be made to the Recipient as soon as practicable following the Vesting Date but in no event later than the end of the year in which such Vesting Date occurs (or the fifteenth (15th) day of the third (3rd) month following the Vesting Date, if later). Whether Underlying Shares, or the cash value thereof, shall be issued or paid at settlement shall be determined based on the “Form of Settlement” specified in the Customizing Information.
Any shares issued pursuant to this Performance Unit Agreement shall be issued, without issue or transfer tax, by (i) delivering a stock certificate or certificates for such shares out of theretofore authorized but unissued shares or treasury shares of its Stock as the Company may elect or (ii) issuance of shares of its Stock in book entry form; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of law. Notwithstanding the preceding provisions of this Section 5, delivery of Underlying Shares shall be made, or the amount of cash equivalent thereto shall be paid, only if the required purchase price designated as the “Purchase Price” shown in the Customizing Information per underlying PU is paid to the Company by means of payment acceptable to the Company in accordance with the terms of the Plan. If the Recipient fails to pay for or accept delivery of all of the shares, the right to shares of Stock provided pursuant to this PU may be terminated by the Company.
6.    Withholding Taxes. The Recipient hereby agrees, as a condition of this award, to provide to the Company (or a subsidiary employing the Recipient, as applicable) an amount sufficient to satisfy the Company’s and/or subsidiary’s obligation to withhold any and all federal, state, local or provincial income tax, social security, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items or statutory withholdings related to the Plan (the ”Withholding Amount”), if any, by (a) authorizing the Company and/or any subsidiary employing the Recipient, as applicable, to withhold the Withholding Amount from the Recipient’s cash compensation or (b) remitting the Withholding Amount to the Company (or a subsidiary employing the Recipient, as applicable) in cash; provided, however, that to the extent that the Withholding Amount is not provided by one or a combination of such methods, the

Company may at its election withhold from the Underlying Shares and Dividend Equivalents that would otherwise be delivered that number of shares (and/or cash) having a Fair Market Value on the date of vesting sufficient to eliminate any deficiency in the Withholding Amount; and provided, further, that the Fair Market Value of Stock withheld shall not exceed an amount in excess of the minimum required withholding. Regardless of any action that the Company and/or subsidiary takes with respect to any or all federal, state, local or provincial income tax, social security, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items or statutory withholdings related to the Recipient’s participation in the Plan, the Recipient acknowledges that he or she, and not the Company and/or any subsidiary, has the ultimate liability for any such items. Further, if the Recipient becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Recipient acknowledges that the Company and/or subsidiary may be required to withhold or account for such tax-related items in more than one jurisdiction.
7.    Non-assignability of PUs and Dividend Equivalents. PUs and Dividend Equivalents shall not be assignable or transferable by the Recipient except by will or by the laws of descent and distribution or as permitted by the Committee in its discretion pursuant to the terms of the Plan. During the life of the Recipient, delivery of shares of Stock or payment of cash as settlement of PUs and Dividend Equivalents shall be made only to the Recipient, to a conservator or guardian duly appointed for the Recipient by reason of the Recipient’s incapacity or to the person appointed by the Recipient in a durable power of attorney acceptable to the Company’s counsel.
8.    Compliance with Securities Act; Lock-Up Agreement. The Company shall not be obligated to sell or issue any Underlying Shares or other securities in settlement of PUs and Dividend Equivalents hereunder unless the shares of Stock or other securities are at that time effectively registered or exempt from registration under the Securities Act and applicable state or provincial securities laws. In the event shares or other securities shall be issued that shall not be so registered, the Recipient hereby represents, warrants and agrees that the Recipient will receive such shares or other securities for investment and not with a view to their resale or distribution, and will execute an appropriate investment letter satisfactory to the Company and its counsel. The Recipient further hereby agrees that as a condition to the settlement of PUs and Dividend Equivalents, the Recipient will execute an agreement in a form acceptable to the Company to the effect that the shares shall be subject to any underwriter’s lock-up agreement in connection with a public offering of any securities of the Company that may from time to time apply to shares held by officers and employees of the Company, and such agreement or a successor agreement must be in full force and effect.
9.    Legends. The Recipient hereby acknowledges that the stock certificate or certificates (or entries in the case of book entry form) evidencing shares of Stock or other securities issued pursuant to any settlement of an PU or Dividend Equivalent hereunder may bear a legend (or provide a restriction) setting forth the restrictions on their transferability described in Section 8 hereof, if such restrictions are then in effect.
10.    Rights as Stockholder. The Recipient shall have no rights as a stockholder with respect to any PUs, Dividend Equivalents or Underlying Shares until the date of issuance of a stock certificate (or appropriate entry is made in the case of book entry form) for Underlying

Shares and any Dividend Equivalents. Except as provided by Section 4, no adjustment shall be made for any rights for which the record date is prior to the date such stock certificate is issued (or appropriate entry is made in the case of book entry form), except to the extent the Committee so provides, pursuant to the terms of the Plan and upon such terms and conditions it may establish.
11.    Effect Upon Employment and Performance of Services. Nothing in this Performance Unit Agreement or the Plan shall be construed to impose any obligation upon the Company or any subsidiary to employ or utilize the services of the Recipient or to retain the Recipient in its employ or to engage or retain the services of the Recipient.
12.    Time for Acceptance. Unless the Recipient shall evidence acceptance of this Performance Unit Agreement by electronic or other means prescribed by the Committee within sixty (60) days after its delivery, the PUs and Dividend Equivalents shall be null and void (unless waived by the Committee).
13.    Right of Repayment. In the event that the Recipient accepts employment with or provides services for a competitor of the Company within two (2) years after any settlement of PUs and Dividend Equivalents hereunder, the Recipient shall pay to the Company an amount equal to the excess of the Fair Market Value of the Underlying Shares as of the date of settlement (whether settled in cash or Stock) over the Purchase Price, if any, paid (or deemed paid) together with the value of any Dividend Equivalents; provided, however, that the Committee in its discretion may release the Recipient from the requirement to make such payment, if the Committee determines that the Recipient’s acceptance of such employment or performance of such services is not inimical to the best interests of the Company. In accordance with applicable law, the Company may deduct the amount of payment due under the preceding sentence from any compensation or other amount payable by the Company to the Recipient. For purposes of this Section 13, the term “Company” refers to the Company as defined in the last sentence of Section 1 of the Plan.
14.    Section 409A of the Internal Revenue Code. The PUs and Dividend Equivalents granted hereunder are intended to avoid the potential adverse tax consequences to the Recipient of Section 409A of the Code, and the Committee may make such modifications to this Performance Unit Agreement as it deems necessary or advisable to avoid such adverse tax consequences.
15.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Recipient consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
16.    Nature of Award. By accepting this PU, the Recipient acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan and this Performance Unit Agreement;

(b)    the grant of this PU is voluntary and occasional and does not create any contractual or other right to receive future awards under the Plan or benefits in lieu of Plan awards, even if PUs or other Plan awards have been granted in the past;
(c)    all decisions with respect to future PU awards will be at the sole discretion of the Committee;
(d)    he or she is voluntarily participating in the Plan;
(e)    the future value of the Underlying Shares is unknown and cannot be predicted with certainty;
(f)    if the Recipient resides and/or works outside the United States, the following additional provisions shall apply:
(i)    this PU, including any Dividend Equivalents, and the Underlying Shares are not intended to replace any pension rights or compensation;
(ii)    this PU, including any Dividend Equivalents, and the Underlying Shares (including value attributable to each) do not constitute compensation of any kind for services of any kind rendered to the Company and/or any subsidiary thereof and are outside the scope of the Recipient’s employment contract, if any;
(iii)    this PU, including any Dividend Equivalents, and any Underlying Shares (including the value attributable to each) are not part of normal or expected compensation or salary, including, but not limited to, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, service awards, pension or retirement or welfare benefits or similar payments unless such other arrangement explicitly provides to the contrary;
(iv)    no claim or entitlement to compensation or damages shall arise from forfeiture of the PU, including any Dividend Equivalents, resulting from the Recipient’s termination of the Relationship for any reason, and in consideration of this PU, including any Dividend Equivalents, the Recipient irrevocably agrees never to institute a claim against the Company and/or subsidiary, waives his or her ability to bring such claim and releases the Company and/or subsidiary from any claim; if, notwithstanding the foregoing, such claim is allowed by a court of competent jurisdiction, then by accepting this PU, including any Dividend Equivalents, the Recipient is deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(g)    the Company shall not be liable for any foreign exchange rate fluctuation between the Recipient’s local currency and the United States dollar that may affect the value of this PU or any amounts due pursuant to the settlement of the PU or the subsequent sale of any Underlying Shares acquired upon settlement.

17.    Appendix. Notwithstanding any provision in this Performance Unit Agreement, this PU shall be subject to any special terms and conditions set forth in any Appendix to this Performance Unit Agreement for the Recipient’s country of residence or in which the Recipient works. Moreover, if the Recipient relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Recipient, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Performance Unit Agreement.
18.    General Provisions.
(a)    Amendment; Waivers. This Performance Unit Agreement, including the Plan, contains the full and complete understanding and agreement of the parties hereto as to the subject matter hereof, and except as otherwise permitted by the express terms of the Plan and this Performance Unit Agreement and applicable law, it may not be modified or amended nor may any provision hereof be waived without a further written agreement duly signed by each of the parties; provided, however, that a modification or amendment that does not materially diminish the rights of the Recipient hereunder, as they may exist immediately before the effective date of the modification or amendment, shall be effective upon written notice of its provisions to the Recipient, to the extent permitted by applicable law. The waiver by either of the parties hereto of any provision hereof in any instance shall not operate as a waiver of any other provision hereof or in any other instance. The Recipient shall have the right to receive, upon request, a written confirmation from the Company of the Customizing Information.
(b)    Binding Effect. This Performance Unit Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.
(c)    Fractional PUs, Underlying Shares and Dividend Equivalents. All fractional Underlying Shares and Dividend Equivalents settled in Stock resulting from the whole or partial satisfaction of the Performance Measure(s) or the adjustment provisions contained in the Plan shall be rounded down to the nearest whole share. If cash in lieu of Underlying Shares is delivered at settlement, or Dividend Equivalents are settled in cash, the amount paid shall be rounded down to the nearest penny.
(d)    Governing Law. This Performance Unit Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law.
(e)    Construction. This Performance Unit Agreement is to be construed in accordance with the terms of the Plan. In case of any conflict between the Plan and this Performance Unit Agreement, the Plan shall control. The titles of the sections of this Performance Unit Agreement and of the Plan are included for convenience only and shall not be construed as modifying or affecting their provisions. The masculine gender shall include both sexes; the singular shall include the plural and the plural the singular unless the context otherwise requires. Capitalized terms not defined herein shall have the meanings given to them in the Plan.

(f)    Language. If the Recipient receives this Performance Unit Agreement, or any other document related to this PU and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(g)    Data Privacy. By entering into this Performance Unit Agreement and except as otherwise provided in any data transfer agreement entered into by the Company, the Recipient: (i) authorizes the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company such information and data as the Company shall request in order to facilitate the award of performance units and the administration of the Plan; (ii) waives any data privacy rights the Recipient may have with respect to such information; and (iii) authorizes the Company to store and transmit such information in electronic form. For purposes of this Section 18(g), the term “Company” refers to the Company as defined in the last sentence of Section 1 of the Plan.
(h)    Notices. Any notice in connection with this Performance Unit Agreement shall be deemed to have been properly delivered if it is delivered in the form specified by the Committee as follows:
To the Recipient:    Last address provided to the Company
To the Company:    Iron Mountain Incorporated
One Federal Street
Boston, Massachusetts 02110
Attn: Chief Financial Officer
(i)    Version Number. This document is Version 1 of the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan Performance Unit Agreement.

IRON MOUNTAIN INCORPORATED
Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan
Performance Unit Agreement (Version 1)
Appendix
Country-Specific Provisions
Terms and Conditions
This Appendix includes additional, or if so indicated replaces, certain terms and conditions that govern a PU granted under the Plan if a Recipient resides or works in one of the countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Performance Unit Agreement.
Notifications
The information contained herein is general in nature and may not apply to each particular Recipient’s situation and the Company is not in a position to assure a Recipient of any particular result. Accordingly, the Recipient is advised to seek appropriate professional advice as to how the relevant laws in a particular country may apply to his or her situation.
If the Recipient is a citizen or resident of a country other than the one in which the Recipient is currently working, transfers employment or service location after the Grant Date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Recipient, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.
Australia
Vesting. This provision replaces Section 3(b) of the Performance Unit Agreement:
Notwithstanding Section 3(a), if the Recipient terminates employment due to retirement on or after completing ten (10) Years of Credited Service, the Recipient shall become vested in his or her PUs in accordance with the following schedule:
Date Relationship Terminates            Vesting Percentage
On or after first (1st) anniversary of Grant Date        33.3%
On or after second (2nd) anniversary of Grant Date        66.6%
On or after third (3rd) anniversary of Grant Date        100%
In the event a Recipient becomes partially or fully vested under this Section 3(b), in no event shall any PUs vested as a result of this Section 3(b) be delivered until the Vesting Date, nor shall any PUs vested as a result of this Section 3(b) be delivered if the Recipient as of the date of delivery is in violation of any confidentiality, inventions and/or non-competition agreement with the Company. For purposes of this Section 3(b), a Recipient shall be treated as having terminated from employment due to retirement if he or she intends to permanently cease gainful employment in circumstances where he or she provides in good faith, a written declaration to that effect, and the Committee in its sole and absolute discretion accepts that statutory declaration, and in those circumstances, Years of Credited Service shall be calculated on the

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same basis as “Years of Credited Service” under The Iron Mountain Companies 401(k) Plan or any successor thereto.
Belgium
Time for Acceptance. This provision replaces Section 12 of the Performance Unit Agreement:
Unless the Recipient shall evidence written acceptance of this Performance Unit Agreement by electronic or other means prescribed by the Committee within sixty (60) days after its delivery, the PUs and Dividend Equivalents shall be null and void (unless waived by the Committee).
Hungary
Grant. Any shares acquired under the Plan are deemed as privately placed under Act No. CXX of 2011 on the Capital Market.
Data Privacy. This provision replaces Section 18(g) of the Performance Unit Agreement in its entirety:
The Recipient gives his or her consent to the Company for handling his or her personal data in accordance with the provisions of Act CXII of 2012 on the Information Autonomy and Freedom of Information, and to process the personal data only for the purposes of and to the extent it is necessary for fulfilling the Company’s rights or obligations deriving from the Recipient’s participation in the Plan. In connection with this consent, the Company may forward the Recipient’s personal data to service providers that perform services for the Company in connection with bookkeeping and taxation. The Recipient gives his or her consent that his or her personal data may be transferred abroad for the same purposes. The Company is entitled to forward the personal data of the Recipient to an affiliate of the Company or that provides services to the Company in the scope of exercising the rights and performing the obligations arising from and/or connected to the Recipient’s participation in the Plan (especially its reporting and recording obligations). The Recipient personal data may be forwarded to countries that do not offer the same level of protection as jurisdictions within the EEA. Recipient, by entering into this Performance Unit Agreement, gives his or her express consent for the processing and forwarding of his or her data as defined in this Section.
The Netherlands
Effect Upon Employment and Performance of Services. This provision supplements Section 11 of the Performance Unit Agreement:
PUs and Dividend Equivalents shall not form part of the employment or services conditions of the Recipient, nor shall they be treated (either at the time when it might apply or in any period prior thereto or any period thereafter) as remuneration for the purpose of pension arrangements nor shall they form any other employment or services related entitlement. PUs and Dividend Equivalents shall not be included in the

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calculation of a possible severance payment and the Recipient waives all rights (if any) that he or she may have in this regard.
Poland
Right of Repayment. The right of repayment provided in Section 13 of this Performance Unit Agreement shall be subject to concluding a non-competition agreement, according to the relevant provisions of Polish law.
Governing Law. This provision supplements Section 18(d) of the Performance Unit Agreement:
Any disputes resulting from this Performance Unit Agreement shall be settled exclusively by United States federal courts in the Commonwealth of Massachusetts.
Language. This provision replaces Section 18(f) of the Performance Unit Agreement:
This Performance Unit Agreement was executed in two (2) identical counterparts, each in Polish and English versions, and one for each of the Company and the Recipient. In the case of any discrepancy between the Polish and English version, the Polish version will prevail.
United Kingdom
Vesting. This provision replaces the first sentence of Section 3(b) of the Performance Unit Agreement:
Notwithstanding Section 3(a), if the Recipient terminates employment due to retirement on or after attaining age fifty-five (55) (or such earlier age with the agreement of the Company) and after having completed ten (10) Years of Credited Service (or such shorter period of Credited Service as the Committee may, in its absolute discretion, permit for these purposes), the Recipient shall become vested in his or her PUs in accordance with the following schedule:
Date Relationship Terminates            Vesting Percentage
On or after first (1st) anniversary of Grant Date            33.3%
On or after second (2nd) anniversary of Grant Date            66.6%
On or after third (3rd) anniversary of Grant Date        100%
Withholding Taxes. This provision replaces Section 6 of the Performance Unit Agreement:
If a liability arises in connection with the award, holding, vesting or settlement of PUs and/or Dividend Equivalents under which the Company or any subsidiary employing the Recipient is obliged to account for the tax and/or primary social security contributions (otherwise known as employee’s National Insurance Contributions) (“Employee Tax Liability”), then:
(a) If the PU and/or Dividend Equivalent is cash settled, the Company or the relevant subsidiary may withhold the Employee Tax Liability from the sum of cash due to the Recipient; or

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(b) If the PU and/or Dividend Equivalent is Stock settled, then unless the Recipient makes a payment of an amount equal to the Employee Tax Liability within seven (7) days of being notified by his or her employer or the Company of the amount of the Employee Tax Liability, the Company may sell sufficient of the shares of Common Stock resulting from the settlement of the PU and/or Dividend Equivalent on behalf of the Recipient and arrange payment to the subsidiary on which the Employee Tax Liability falls of an amount equal to the Employee Tax Liability out of the proceeds of sale by way of reimbursement to the relevant subsidiary.
Effect Upon Employment and Performance of Services. This provision supplements Section 11 of the Performance Unit Agreement:
The Recipient shall have no entitlement to compensation or damages in consequence of the termination of his or her employment with the Company or any employing subsidiary for any reason whatsoever and whether or not in breach of contract, in so far as such entitlement arises or may arise from his or her ceasing to have rights under the PU as a result of such termination or from the loss or diminution in value of the same and, upon grant, the Recipient shall be deemed irrevocably to have waived such entitlement.

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